Exhibit 99.1

14040 Park Center Road, Suite 210, Herndon, VA 20171;
703-674-5500; Fax 703-674-5506
E-mail: info@steelcloud.com

For Media Relations information contact: Dustee Tucker at 571-242-6650 or dtucker@pstrategies.com
For Investor Relations contact: Tim Clemensen at 212-843-9337 or tclemensen@rubensteinir.com.

PRESS RELEASE
For Immediate Distribution

SteelCloud Announces Second Quarter 2008 Results
73% revenue increase over 2nd quarter of 2007

Herndon, VA— June 12, 2008 -- SteelCloud, Inc. (Nasdaq: SCLD), a developer and manufacturer of compliance-based technology solutions (the “Company” or “SteelCloud”), announced today financial results for its second quarter of fiscal 2008 (ending April 30, 2008).

Second quarter revenues increased seventy-three percent (73%) to approximately $8.4 million in fiscal 2008 compared to $4.8 million in the second quarter in 2007. The net income was approximately $10,000 for the second quarter in 2008 compared to a net loss of ($402,000) or ($.03) per share for the same period in 2007. Revenues for the six month period ending April 30, 2008, increased fifty-three percent (53%) to approximately $14.2 million in fiscal 2008 compared to $9.3 million in the six month period ended April 30, 2007. The net loss for the six month period ended April 30, 2008, was approximately ($666,000) or ($.05) per share compared to a net loss of ($1,374,000) or ($.10) per share for the same period in 2007.

“I am very pleased with our performance in the second quarter of 2008,” said Robert Frick, SteelCloud CEO and President. “We are fully executing the strategy that we outlined previously to fuel revenue and profit growth for 2008 and beyond. Our goal for this year remains to grow at a rate greater than our market segment and our first and second quarter results exceed that and represent a significant improvement over the same period in 2007. We remain on target to continue this improvement throughout the fiscal year and to accomplish a profitable 2008. We continue to evolve our business model into more complex technical work and develop additional solutions that meet the challenges of our customers.”

Second Quarter Highlights:

•
Revenues in the second quarter of 2008 increased more than seventy three (73%) percent compared to the same period in 2007; Core business integrator and ISV revenues increased by one hundred fifteen percent (115%)

•	Operating expenses decreased ten percent (10%)

•	Generated a net increase in cash of $2.1 million

•	Cash balance at April 30, 2008 was $4.7 million

•	Working capital was $3.4 million

Quarterly Conference Call

The Company will hold a conference call at 10:00 AM EDT on Thursday, June 12, 2008, to discuss the second quarter results. Mr. Frick will host the call. For investors interested in listening to the earnings call, please dial 866-866-1333, for international calls dial 404-260-1421 and reference SteelCloud. A recording of the earnings call will be available until 11:59 PM EDT, June 22, 2008, and will be accessible by dialing 866-430-1300 (USA) or 404-260-1414 (International) and keying in 4804300#. Press 4 to listen, enter confirmation: 200806062148560#.

About the Company

SteelCloud is a developer and manufacturer of compliance based technology solutions. SteelCloud designs and manufactures specialized servers and appliances for federal integrators, software vendors and volume users.  For both the government and commercial markets SteelCloud delivers integration services and software focused on risk management and network management solutions.   SteelCloud’s ISO 9001:2000 certified Quality Management System provides procedures for continuous quality improvement in all aspects of its business.   Over its 20-year history, SteelCloud has won numerous awards for technical excellence and customer satisfaction.  SteelCloud can be reached at (703) 674-5500.  Additional information is available at www.steelcloud.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q; and any reports on Form 8K. SteelCloud takes no obligation to update or correct forward-looking statements.

STEELCLOUD, INC.
CONDENSED CONSOLIDATED BALANCE SHEET

	October 31,	April 30,
	2007	2008
ASSETS		(unaudited)
Current assets
Cash and cash equivalents	$2,622,654	$4,707,128
Accounts receivable, net	2,625,372	2,046,124
Inventory, net	1,178,395	1,596,955
Deferred contract costs	83,753	45,123
Prepaid expenses and other current assets	255,924	220,530
Total current assets	6,766,098	8,615,860

Property and equipment, net	802,288	708,678
Equipment on lease, net	323,904	191,696
Other assets	44,053	25,054

Total assets	$7,936,343	$9,541,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,789,329	$4,365,090
Notes payable, current	12,842	8,775
Unearned revenue	98,255	56,466
Accrued expenses and other current liabilities	1,158,641	754,715
Total current liabilities	3,059,067	5,185,046

Long-term liabilities
Notes payable, long-term	15,442	11,717
Other, including severance obligations	154,520	129,675
Total long-term liabilities	169,962	141,392

Stockholders’ equity
Preferred stock, $.001 par value: 2,000,000 shares authorized, no shares issued and outstanding at October 31, 2007 and April 30, 2008	-	-
Common stock, $.001 par value: 50,000,000 shares authorized, 14,716,934 and 14,731,449 shares issued at October 31, 2007 and April 30, 2008, respectively	14,717	14,731
Additional paid in capital	50,234,099	50,407,777
Treasury stock, 400,000 shares at October 31, 2007 and April 30, 2008	(3,432,500)	(3,432,500)
Accumulated deficit	(42,109,002)	(42,775,158)
Total stockholders’ equity	4,707,314	4,214,850

Total liabilities and stockholders’ equity	$7,936,343	$9,541,288

STEELCLOUD, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended April 30,		Six Months Ended April 30,
	2007 (restated)	2008	2007 (restated)	2008
Revenues
Products	$4,395,910	$7,827,740	$8,286,071	$13,080,767
Services	440,933	556,894	973,839	1,110,339
Total revenues	4,836,843	8,384,634	9,259,910	14,191,106

Cost of revenues
Products	3,342,499	6,435,320	6,658,732	11,051,123
Services	283,443	480,204	654,521	920,513
Total cost of revenues	3,625,942	6,915,524	7,313,253	11,971,636

Gross profit	1,210,901	1,469,110	1,946,657	2,219,470

Selling and marketing	336,645	281,718	754,754	601,962
Research and product development	151,770	208,888	294,597	407,113
General and administrative	1,136,276	973,440	2,296,679	1,887,793

(Loss) income from operations	(413,790)	5,064	(1,399,373)	(677,398)

Interest income, net	11,467	4,827	25,690	11,242

(Loss) income before income taxes	(402,323)	9,891	(1,373,683)	(666,156)

Provision for income taxes	-	-	-	-

Net (loss) income	$(402,323)	$9,891	$(1,373,683)	$(666,156)

(Loss)income per share (basic and diluted):
Basic and diluted (loss) income per share	$(0.03)	$0.00	$(0.10)	$(0.05)

Weighted-average shares outstanding:
Basic	14,275,372	14,323,458	14,268,627	14,320,179
Diluted	14,275,372	14,667,606	14,268,627	14,320,179